Exhibit 10.3
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is made and entered into as of November 4, 2009 (“Effective Date”) by and between Oplink Communications, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, “Oplink” or the “Company”), and Leonard J. LeBlanc (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:
     1. SERVICES AND COMPENSATION
     (a) Consultant agrees to perform for the Company the services described in Exhibit A (“Services”).
     (b) The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services.
     2. CONFIDENTIALITY
     (a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, marketing, finances or other business information disclosed by the Company either directly or indirectly and either orally or in writing.
     (b) Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.
     3. CONFLICTING OBLIGATIONS
     Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.
     5. TERM AND TERMINATION
     (a) This Agreement will terminate on the first anniversary of the Effective Date, unless extended by written agreement of both parties. In addition, either party may terminate this Agreement in the event of a breach of any material provision of this Agreement by the other party, where such breach is not cured within thirty (30) days after notice to the breaching party.
     (b) Upon such termination all rights and duties of the parties toward each other shall cease except:

     (i) that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for unpaid Services and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and
     (ii) Sections 2 (Confidentiality) and 6 (Independent Contractors) shall survive termination of this Agreement.
     6. INDEPENDENT CONTRACTOR
     Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor.
     7. GOVERNING LAW
     This Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California by residents of that state. Consultant hereby expressly consents to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.
     8. ENTIRE AGREEMENT
     This Agreement and the Exhibit hereto form the entire agreement of the parties and supersede any prior agreements between them with respect to the subject matter hereof.
     9. WAIVER
     Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSULTANT	OPLINK COMMUNICATIONS INC.

/s/ Leonard J. LeBlanc	/s/ Joseph Liu

Leonard J. LeBlanc	Name: Joseph Liu
Title: President and CEO

EXHIBIT A
1. Services to be performed by Consultant
     Consultant will provide advisory services relating to financial matters, including financial reporting, internal and external audit matters and internal controls. Services may include reviewing annual and quarterly reports prior to filing with the SEC and responding to inquiries from the CFO or other members of management regarding finance matters. There is no minimum hours of service requirement under the Agreement.
2. Compensation to be paid to Consultant
     Consultant will be paid cash consulting fees equal to $55,000 per annum, to be paid quarterly at the time that directors fee are paid. Consultant will also receive 4,000 shares of fully-vested, unrestricted common stock of the Company at the time of the next annual equity award grant to Company directors in August 2010.

Agreed by:

CONSULTANT	OPLINK COMMUNICATIONS INC.

/s/ Leonard J. LeBlanc	/s/ Joseph Liu

Leonard J. LeBlanc	Name: Joseph Liu
Title: President and CEO